Exhibit 10.1

CONSULTING AGREEMENT

BETWEEN:	ROI Land Investments, Ltd., a corporation formed under the Laws of the state of Nevada having its principal executive office at 999 Maisonneuve Blvd., Suite 750, Montreal, Quebec, Canada H3A 3L4, herein represented by its Executive Chairman, Dr. Sami B. Chaouch, who declares being duly authorized to act hereinafter;

HEREINAFTER REFERRED TO AS "ROI";

AND:	SF International Consulting Limited a company registered in England & Wales with number 09885820 and whose registered office is at 19 Connaught Square, W2 2HJ London, specifically for the services of Dr. Slim Feriani;

HEREINAFTER REFERRED TO AS "Consultant";

HEREINAFTER COLLECTIVELY REFERRED TO AS THE “Parties”.

RECITALS

(A)	ROI is a U.S. public corporation which acquires, funds and services land development opportunities;

(B)	Consultant is engaged in the business of advising;

(C)	ROI wishes to retain the services of Consultant to assume the responsibilities of Chief Investment Officer and Senior International and Strategic Advisor with a focus on the U.K. and Emerging Markets

(D)	Consultant agrees, on an exclusive basis and for consideration, to perform such services for ROI’s benefit;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.0	INTERPRETATION

1.1	Definitions

Unless otherwise indicated, capitalized words and expressions appearing in the Agreement or in any ancillary or subordinate documentation will be interpreted or construed as follows:

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1.1.1	Agreement

means this agreement including its recitals and schedules, any related or ancillary agreement or document identified therein, as well as any amendment made thereto from time to time by the PARTIES;

1.1.2	Best Efforts

means the efforts that a person, desirous of achieving a result and acting prudently and diligently would use in similar circumstances to maximize, to the extent reasonably practicable, the probability that a result will occur and includes the generally recognized or common trade practices of any trade or profession as well as the generally acknowledged best practices in a field of activity;

1.1.3	Breach

means any misrepresentation, inaccuracy, error, omission, non-compliance, infringement, failure, claim or other circumstance relating to a representation, warranty, covenant, obligation or other provision of the Agreement leading to:

(a)	any infringement of the Agreement; or

(b)	any claim by any person or other occurrence or circumstance that (i) is inconsistent with a covenant, obligation or other provision of the Agreement and (ii) causes harm to such Person;

1.1.4	Confidential Information

means any commercial, technical, scientific, financial, legal, personal or other information disclosed by ROI to CONSULTANT relating to ROI business activities, strategies or opportunities, Intellectual Property, suppliers, customers, financial condition or employees which, at the time of disclosure, is designated as confidential, is disclosed in confidence, or would be understood by CONSULTANT, exercising reasonable business judgment, to be confidential, but excludes:

(a)	information known by CONSULTANT before the date on which it is received;

(b)	information known by the public or available to the public before the date on which it is received;

(c)	information which becomes known by or available to the public after the date on which it is received;

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(d)	information received at any time by a person not bound to one of the Parties by an undertaking of confidentiality with regard to such information;

(e)	personal information provided by an individual when such information is being used for the purpose for which it has been previously disclosed or any other purpose permitted by Law;

1.1.5	Force Majeure

means any event beyond the control of a Party which could not have been reasonably foreseen and against which it could not have protected itself such as, without limiting the generality of the foregoing, natural disasters, epidemics, fires, accidents, acts of war (whether declared or not), insurrections, riots, acts of terrorism, wildcat strikes, partial or total work stoppages or slowdowns, lock-outs, power or communications breakdowns, interventions by civil or military authorities, compliance with any orders of governmental authorities, courts or tribunals or public authorities;

1.1.6	Intellectual Property

means any intangible asset, the proprietary rights of which may be protected by contract such as trade secrets, know-how and other similar assets and any intangible asset, the proprietary rights of which are protected by any Law such as patents, copyright, trademarks, industrial designs, integrated circuit topographies or plant species and includes any application made to and any registration or patent issued by a public authority for the purpose of securing proprietary or intellectual property rights to such intangible assets;

1.1.7	Law

means a federal, provincial, state, municipal or foreign law, any regulation, ordinance, code, guideline, policy, or rule of civil or common law, any trade amendment thereto and any judicial or administrative order, consent, decree or judgment and may also include an international treaty or trade agreement, and any reference to a repealed statute shall be deemed to be a reference to such a statute and its related regulations as they existed prior to said statute being repealed;

1.1.8	Legal Representatives

means, in respect of each Party and, as the case may be, it’s authorized assignee, when a natural person, the executors or administrators of his estate, his legal heirs, legatees, successors or mandataries and, when a legal person, its directors, officers, shareholders, members, employees and representatives;

1.1.9 Independent Contractor Status

It is expressly acknowledged by the parties hereto that Consultant is an independent contractor and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture of any kind including any principal/agent relationship between the Corporation and Consultant. The Corporation shall not have any right to exercise any control or discretion over the manner or method by which Consultant performs services hereunder; provided, however, the services to be provided by Consultant hereunder shall be provided in a manner consistent with the professional standards governing such services and the provisions of this Agreement. Neither party shall have any authority to act for the other party, except as expressly provided herein, and Consultant shall have no right or power to create any liability or obligation for or on behalf of the Corporation or to sign any documents on behalf of the Corporation.

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1.2	Precedence

The Agreement reflects the entire understanding between the Parties. It supersedes all other written or verbal promises or covenants made prior to its signing in addition to any schedules hereto attached and all amendments agreed upon by the Parties which do not comply with the content of the Agreement.

1.3	Jurisdiction

1.3.1	Governing Law

The Agreement shall be interpreted, construed and performed in accordance with applicable Laws of England and shall be subject to the exclusive jurisdiction of the English courts, to which the parties agree to submit.

1.3.2	Non-Compliance

(a)	Severability

In the event that any provision of the Agreement is deemed to be invalid or unenforceable, such provision shall, whenever possible to do so, be interpreted, construed, limited or if necessary severed to the extent necessary to eliminate such invalidity or unenforceability. All the remaining provisions of the Agreement shall remain valid and continue to bind the Parties.

(b)	Substitute Provision

If required, the Parties agree to negotiate in good faith a valid enforceable substitute provision which most nearly reflects the Parties original intent in entering into the Agreement or to provide an equitable adjustment in the event no such provision can be added.

1.4	Miscellaneous

1.4.1	Cumulative Rights

All rights referred to in the Agreement are cumulative and not mutually exclusive. Any waiver of the enforcement of a right granted by one of the Parties for the benefit of another in the Agreement shall, under no circumstances, be interpreted or construed as a waiver of the enforcement of any other right granted hereunder unless, as a matter of exception, the wording of a provision of the Agreement requires such interpretation or construction.

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1.4.2	Financial References

All amounts referred to in the Agreement are in US dollars. Unless otherwise indicated in the text, the amounts stated in the Agreement shall not be construed as including any type of taxes which may be levied on such amounts by public authorities during the term of the Agreement.

1.4.3	Gender and Number

Unless otherwise required by the context, words importing the singular shall include the plural and vice-versa, and words importing the use of any gender shall include all genders.

1.4.4	Headings

Headings used in the Agreement have no interpretative value and their sole purpose is to facilitate cross-referencing therein.

2.0	PURPOSE

2.1	Retainer

Subject to compliance with the terms of the Agreement, ROI hereby agrees to retain on an exclusive basis for the performance of the tasks hereafter described in Section 2.2, the professional services of CONSULTANT, represented by Dr. Slim Feriani, who in exchange for conpensation, agrees to assume the role of Chief Investment Officer with a special focus on the U.K. and perform the aforementioned tasks and to comply with the terms of the Agreement.

2.2	Tasks of CONSULTANT

CONSULTANT will report to the President, Philippe Germain, and shall be accountable for, among other tasks that will be assigned to him by the President:

(a)	In close collaboration with the Marketing Department, creating and presenting a consistently applied investment message to the investment community on behalf of ROI;

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(b)	In close collaboration with the Marketing Department, monitoring and presenting to management the opinions of the investment community regarding the company's performance;

(c)	Developing and maintaining a company investor relations plan;

(d)	Developing and monitoring performance metrics for the investor relations function;

(e)	Monitoring operational changes through ongoing contacts with company management, and developing investor relations messages based on these changes;

(f)	Collaborating in managing the investor relations portion of the company web site;

(g)	Monitoring analyst reports and summarising them for senior management;

(h)	Serving as the key point of contact for the investment community in the U.K. and Emerging Markets;

(i)	Establishing and maintaining relationships with stock exchange representatives;

(j)	In collaboration with the Marketing Department, organizing conferences, road shows, earnings conference calls, and investor meetings;

(k)	Providing feedback to management regarding the U.K. and Emerging Markets investment communities’ perception of how the company is being managed, and their view of its financial results;

(l)	Representing the views of the U.K. and Emerging Markets investor communities to the management team in the development of corporate strategy

(m)	Providing feedback to the management team regarding the impact of stock repurchase programs or dividend changes on the U.K. and Emerging Markets investment communities.

3.0	CONSIDERATION

3.1	Fees

a)	As consideration for the performance of the aformentioned tasks, ROI agrees to pay CONSULTANT consulting fees under the form of a non-refundable monthly retainer of fifty thousand US dollars (USD$50,000) to be paid at the end of each month

b)	In addition, Consultant will receive a signing bonus of one hundred thousand US dollars ($100,000) and twenty three thousand three hundered and thirty-three (23,333) shares of ROI restricted common stock. Consultant will also receive seven hundred and fifty thousand (750,000) stock options at an exercise price of one US dollar and fifty cents (USD$1.50) to be vested annually over three (3) years and expiring five (5) years from the date of grant. Such options may be granted to SF International Consulting Limited or to Dr. Slim Feriani as its designee.

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c)	For the duration of this contract, Consultant will receive two hundred and fifty thousand (250,000) stock options every quarter, starting on 1 February 2016, to be vested annually over a three (3) year period and expiring five years from the date of grant. Such options may be granted to SF International Consulting Limited or to Dr. Slim Feriani as its designee. The exercise price of all options (X) will be set as follows:

X = last subscription price + 10% of the last subscription price

3.2	Expenses

ROI also agrees to reimburse CONSULTANT for Bloomberg subscription and all travel, accommodation, restaurant, client entertainment and telephone expenses incurred by the latter in the performance of his role, it being understood that such expenses shall however be previously approved by a member of the Executive Management of the Company.

4.0	Terms of Payment

Upon receipt of a monthly invoice at the beginning of the month covering the amounts due according to Section 3.2 of the Agreement, to which justifying documents regarding the invoiced expenses shall be attached, ROI shall pay Consultant the invoiced amount within Thirty (30) days of receipt of such invoice.

5.0	MUTUAL DUTIES AND OBLIGATIONS

5.1	Disclosure

The information provided by one Party to the other prior to or concurrently with the signing of the Agreement is true, accurate and complete; Parties have not failed to disclose any information about their legal status or their activities that would deter the other Party, acting reasonably, from entering into the Agreement or that would vary the terms and conditions thereof.

The Parties agree to consult each other prior to making any public announcement about the agreement or the transactions provided for herein, it being understood that no public announcement shall be made without the consent of both Parties as to the form and content therefoof.

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5.2	Confidential Information

5.2.1	Undertaking

The Parties hereby acknowledge that all Confidential Information disclosed during the term of the Agreement is the exclusive property of the disclosing Party and, accordingly, the receiving Party acknowledges that any unauthorized disclosure thereof may cause serious harm to the disclosing Party. As such, the receiving Party undertakes, in order to protect the interests of the disclosing Party, to:

(a)	use the Confidential Information for the sole purpose for which it has been disclosed;

(b)	allow third parties access to its Confidential Information only if such disclosure is necessary in order to fulfill the objectives of the Agreement;

(c)	take all necessary measures, when disclosure of Confidential Information to a third Party is required, to protect the confidentiality of that information, by requiring a confidentiality undertaking from the third Party that ensures the same degree of protection afforded herein;

(d)	use all reasonable efforts as may be appropriate to restrict access to its Confidential Information;

(e)	inform the disclosing Party of any unauthorized access to, or use of, its Confidential Information by a third Party;

(f)	assist the disclosing Party in connection with any legal proceedings or measures taken to protect its Confidential Information.

5.3	Indemnification

5.3.1	“Loss”

In this Section, “Loss” means any and all damages, fines, fees, penalties, deficiencies, liabilities, losses and expenses, including, without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment, incurred in connection with:

(a)	the investigation or defence of any third party claims; or

(b)	successfully asserting or disputing any rights under the Agreement against any Party hereto or otherwise but excludes any incidental, indirect or punitive damages including lost profits (whether resulting from contractual or extracontractual liability and regardless of whether a party could foresee such damages) for Breach of the Agreement.

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5.3.2	Scope

The Parties agree to indemnify and hold each other harmless from and against any loss that they may sustain or incur resulting from:

(a)	any false, inaccurate or erroneous declaration made by them in the Agreement;

(b)	any negligence, fault or wilful omission by them or their Legal Representatives whenever they are acting on their behalf;

(c)	any failure to perform their duties and obligations under the Agreement;

(d)	any taxes, interest or penalties attributable to them or their Legal Representatives whenever they are acting on their behalf;

(e)	any infringement of a third Person’s Intellectual Property caused by them or their Legal Representatives whenever they are acting on their behalf;

(f)	any Breach by them, or any of their Legal Representatives whenever they are acting on their behalf, of any applicable Law, regulation, order or decree.

5.3.3	Procedure

The Party seeking indemnification (hereinafter the “Indemnified Party”) shall:

(a)	give the other Party (hereinafter the “Indemnifying Party”) written notice of the claim within a reasonable time;

(b)	cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defence of any third Person claim; and

(c)	give the Indemnifying Party the right to control the defence and settlement of any such third person claim, provided, however, that the Indemnifying Party shall not enter into any settlement against the Indemnified Party’s rights or interests without the Indemnified Party’s prior written consent, and such consent shall not be unreasonably withheld, conditioned or delayed.

5.4	Disclosure of Agreement

The Parties agree to consult each other prior to making any public announcement about the Agreement or the transactions provided for herein, it being understood that no public announcement shall be made without the consent of both Parties as to the form and content thereof, other than disclosures require by law or SEC Regulations.

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6.0	DUTIES AND OBLIGATIONS OF CONSULTANT

6.1	Best Efforts

CONSULTANT undertakes to use his Best Efforts in performing its tasks.

6.2	Conduct

CONSULTANT shall at all times act diligently, with honesty and integrity, and in good faith toward any investors, organisms, business partners, clients, providers or any third party when acting on behalf of ROI.

6.3	Intellectual Property

CONSULTANT acknowledges that the intellectual or material works that it creates for ROI under the Agreement will be the exclusive property of ROI. CONSULTANT hereby assigns all its Intellectual Property rights to such works in addition to waiving all its moral rights therein. CONSULTANT also undertakes not to use such works without the consent of ROI and, if so required by the latter, to sign all the documents for the purpose of evidencing the assignment of all of its Intellectual Property rights on such works to ROI.

7.0	SPECIAL PROVISIONS

7.1	Force Majeure

7.1.1	No Default

A Party shall not be considered in default of its duties or obligations hereunder or liable for any damages or delay if such default, damage or delay is the result of Force Majeure.

7.1.2	Duty

Should such an event of Force Majeure occur, the Party unable to perform its obligations hereunder must, whenever possible to do so, take the necessary measures to put an end to the event of Force Majeure or, if unable to do so, to reduce its impact.

7.1.3	Rights of Other Party

If as a result of such Force Majeure the duty or obligation owed to a Party cannot be performed, the Party to whom the obligation is owed may, for as long as such Force Majeure prohibits the other Party from performing its duties and obligations hereunder, take temporary measures to mitigate the damage it may sustain on the understanding that no claim for any subsequent loss, if applicable, may be brought against it by the other Party.

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7.2	Other Remedies

The Parties agree, that remedies for any Breach may be by way of injunctive relief, specific performance, damages as well as any other relief available, whether in equity or in Law, and in no way may the Agreement be interpreted as excluding such remedies.

8.0	GENERAL PROVISIONS

8.1	Notice

Except as otherwise provided in the Agreement, any notice or other communication required hereunder is sufficient if it is in writing and sent by a means of communication that enables the sender to prove that the notice or communication was delivered to the recipient at the address set out herein for such Party, or at any other address that the Party may provide in accordance with this Section.

8.2	Dispute Resolution

Should a dispute arise regarding the interpretation or construction of, compliance with, or breach of, the Agreement or its termination, the Parties shall meet and negotiate in good faith in an attempt to resolve the dispute.

8.3	Election

The Parties agree, in respect of any claim or legal proceedings for any purpose whatsoever in connection with the Agreement, to elect the English courts of the United Kingdom as the proper forum for the hearing of said claims or said legal proceedings.

8.4	Counterparts

The Agreement may be signed in several counterparts, each of which when so signed will be deemed to be an original, and together will constitute one and the same document.

8.5	Amendment

The Agreement may be amended at any time by mutual consent of the Parties. Any such amendment must be made in writing and signed by each Party, and will be presumed to take effect on the day that it is put in writing, duly signed by the Parties.

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No Waiver of Rights

The silence, failure or delay by a Party in exercising any right or remedy hereunder may never be interpreted or construed as a waiver of such right or remedy by said Party, who may avail itself of any such right or remedy until such time as it contractually or legally expires.

8.6	Electronic Transmission

The Parties agree that the Agreement may be transmitted by facsimile, e-mail or similar forms of communication. The Parties further agree that signatures duplicated by facsimile, electronic signatures or similar means of authentication will be treated as originals, and each Party proceeding in such a manner undertakes to provide the other Party with a copy of the Agreement bearing its original signature forthwith, upon demand.

8.7	Language

The Parties acknowledge that they have requested and agree that the Agreement and all documents, notices, correspondence and legal proceedings consequent upon, ancillary or relating directly or indirectly to the Agreement, forming part of or arising from it, be drawn up in English.

9.0	TERMINATION

9.1	Mutual Consent

The Agreement may be terminated at any time by mutual consent of the Parties.

9.2	Unilateral Termination

This agreement is firm for three (3) years. After the first three years of this agreement, either Party may terminate the Agreement without cause upon 6 months prior written notice, which may be given at any time after the first three year period.

9.3	Without Notice

To the extent permitted by applicable Laws, the Agreement shall be terminated without notice should any of the following events occur:

(a)	if ROI becomes insolvent, assigns its property following the filing of a petition for bankruptcy, becomes bankrupt following the rejection of a proposal in bankruptcy or is declared bankrupt by a court of competent jurisdiction;

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(b)	if ROI, otherwise than as part of a corporate restructuring, winds up its business or liquidates all or substantially all its assets or is dissolved as a legal person;

(c)	if a creditor takes possession of the business of ROI or of all or substantially all of its assets or if such business or assets are placed under receivership or if a receiver is appointed in such respect to administer or wind up the business or all or substantially all of its assets and if the taking of such possession, the placing under receivership or the appointment of such receiver is not cancelled within a period of thirty (30) days following the occurrence of any such events.

9.4	Prior Notice

Either Party may terminate the Agreement at any time without prejudice to any other rights and remedies it may have, if the other contracting Party fails to comply with any provision of the Agreement and if such default is not cured within ten (10) days following the sending of written notice of default describing the nature of the default and indicating the intention of the notifying Party to terminate the Agreement if the defaulting Party refuses or fails to cure said default within that ten (10) day time limit.

10.0	EFFECTIVE DATE

The Agreement will take effect on 2 January, 2016.

11.0	DURATION

11.1	Term

The initial term of the Agreement shall be for three (3) years as of the effective date.

11.2	Renewal

The initial term shall automatically be extended for a period of one (1) year, unless one Party has delivered to the other Party, at least one (1) month prior to the end of the initial term, written notice of its decision not to extend the term.

11.3	Survival

The termination of the Agreement shall not affect the survival and enforceability of any provision of the Agreement that is expressly or implicitly intended to remain in effect after such termination.

11.4	Non Renewal

If a Party sends a notice of non-renewal to the other Party, in accordance with the provisions herein, the continuation of the business relationship between the Parties after the expiry of the initial duration or the renewal of the Agreement may in no way constitute a renewal, extension or continuation of the Agreement.

12.0	SCOPE

The Agreement shall be binding upon and inure to the benefit to the Parties and their Legal Representatives.

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ROI Land Investments Ltd

______________________________________

Sami B. Chaouch, Executive Chairman

Date:__________________________________

CONSULTANT (SF International Consulting)

______________________________________

Slim Feriani, Director

Date:__________________________________

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